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                                  EXHIBIT 11



























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                          Computer Integration Corp.
                                and Subsidiary


Exhibit 11 - Statement Re:  Computation of Per-Share Earnings


                                                         THREE MONTHS ENDED
                                                            SEPTEMBER 30
                                                       1995              1994
                                                    ----------------------------
Primary:
  Average shares outstanding                         6,915,000        6,400,377
  Net effect of dilutive stock options and
    warrants--based on the treasury stock
    method using average market price of
     $1.76 and $1.00 per share in 1995 and
      1994, respectively                               218,864           14,850
                                                    ---------------------------
Total                                                7,133,864        6,415,227
                                                    ===========================

Net income applicable to common stock               $1,284,623      $   433,614
                                                    ===========================

Per-share amount, net income applicable
 to common stock                                    $      .18      $       .07
                                                    ===========================

Fully diluted:
  Average shares outstanding                         6,915,000        6,400,377
  Net effect of dilutive stock options and
   warrants--based on the treasury stock
   method using the period end market
   price, if higher than average market
   price                                               218,864           14,850
  Assumed conversion of 9% Series A and
   Series C cumulative, convertible,
   redeemable preferred stock                        1,270,000          988,696
                                                    ---------------------------
Total                                                8,403,864        7,403,923
                                                    ===========================

Net income applicable to common stock               $1,284,623      $   433,614
Add required dividends on Series A and
 Series C cumulative, convertible,
 redeemable preferred stock                             54,562           39,058
                                                    ---------------------------
Total                                               $1,339,185      $   472,672
                                                    ===========================

Per share amount, net income applicable
 to common stock                                    $      .16      $       .06
                                                    ===========================

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